Exhibit 3.27

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

CONTINENTAL PET TECHNOLOGIES, INC.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

Continental PET Technologies, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

FIRST:  Article FIRST of the Corporation’s Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

FIRST:  The name of the Corporation is Graham Packaging PET Technologies Inc.

SECOND:  The foregoing amendment was duly adopted in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its corporate name this 12th day of October 2004.

CONTINENTAL PET TECHNOLOGIES, INC.

By:	/s/ John E. Hamilton
Name:	John E. Hamilton
Title:	Chief Financial Officer &
Secretary

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

Continental PET Technologies, Inc.

Continental PET Technologies, Inc., a Delaware corporation, hereby certifies as follows:

FIRST.  The name of the corporation is Continental PET Technologies, Inc.  The date of filing of its original certificate of incorporation with the Secretary of State was June 21, 1983.

SECOND.  This amended and restated certificate of incorporation amends, restates and integrates the provisions of the certificate of incorporation of the corporation and has been adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by written consent of the holder of all of the outstanding stock of the corporation in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD.  The certificate of incorporation, as heretofore amended, is amended to:

(i)            increase the authorized share capital of the corporation; and

(ii)           amend the rights, preferences and limitations of the 5% Class A Preferred Stock, none of which is issued or outstanding.

FOURTH.  The text of the Certificate of Incorporation is hereby amended and restated to read herein as set forth in full:

1.             The name of the corporation is Continental PET Technologies, Inc.

2.             The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

3.             The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.             The aggregate number of shares of stock which the corporation shall have the authority to issue is 5,075,000, of which 5,000,000 shares of the par value of $1.00 per share shall be designated as common stock and 75,000 shares of the par value of $1.00 per share shall be designated as preferred stock.

The rights, preferences and limitations of said classes of stock are as follows:

I.  The preferred stock may be issued from time to time by the board of directors as shares of one or more series of preferred stock, and the board of directors is expressly authorized, prior to issuance, in the resolution or resolutions providing for the issue of shares of each particular series, to fix the following:

(a)           The distinctive serial designation of such series which shall distinguish it from other series;

(b)           The number of shares included in such series, which number may be increased or decreased from time to time unless otherwise provided by the board of directors in creating the series;

(c)           The annual dividend rate (or method of determining such rate) for shares of such series and the date or dates upon which such dividends shall be payable;

(d)           Whether dividends on the shares of such series shall be cumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

(e)           The amount or amounts which shall be paid out of the assets of the corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up of the corporation;

(f)            The price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the corporation;

(g)           The obligation, if any, of the corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed, in whole or in part, pursuant to such obligation;

(h)           The period or periods within which and the terms and conditions, if any, including the price or prices or the rate or rates of conversion and the terms and conditions of any adjustments thereof, upon which the shares of such series shall be convertible at the option of the holder into shares of any class of stock or into shares of any other series of preferred stock;

(i)            The voting rights, if any, of the shares of such series in addition to those required by law, including the number of votes per share and any requirement for the approval by the holders of up to 66 2/3% of all preferred stock, or of the shares of one or more series, or of both, as a condition to specified corporate action or amendments to the certificate of incorporation;

(j)            The ranking of the shares of the series as compared with shares of other series of the preferred stock in respect of the right to receive dividends and the right to receive payments out of the assets of the corporation upon voluntary or involuntary liquidation, dissolution or winding up of the corporation.

(k)           Any other relative rights, preferences or limitations of the shares of the series not inconsistent herewith or with applicable law.

II.            All preferred stock shall rank senior to the common stock in respect of the right to receive dividends. The shares of any one series of the preferred stock shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall be cumulative. All preferred stock redeemed, purchased or otherwise acquired by the corporation (including shares surrendered for conversion) shall be canceled and thereupon restored to the status of authorized but unissued preferred stock undesignated as to series.

III.           No holder of common stock or of preferred stock shall be entitled as a matter of right to subscribe for or purchase, or have any preemptive right with respect to, any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

IV.           Except as otherwise provided by the board of directors, in accordance with paragraph I above in respect of any series of the preferred stock, all voting rights of the corporation shall be vested exclusively in the holders of the common stock who shall be entitled to one vote per share.

5.             5% Class A Preferred Stock

Designation and Amount.  50,000 shares of preferred stock shall be designated as “5% Class A Preferred Stock” (hereinafter referred to as the “Class A Preferred Stock”).  The Class A Preferred Stock will be comprised of five series.  The distinctive serial designations and the number of shares initially in each series shall be as follows:

		Stated Value
Series Designation	Number of Shares	Per Share
		($)

Series 1991 5% Class A Preferred Stock	15,000	100
Series 1992 5% Class A Preferred Stock	10,000	125
Series 1993 5% Class A Preferred Stock	10,000	150
Series 1994 5% Class A Preferred Stock	10,000	175
Series 1995 5% Class A Preferred Stock	5,000	225

Dividends and Distribution. The annual rate of dividends payable on each share of Class A Preferred Stock shall be the greater of (x) 5% per share of the stated value of such share and (y) an amount per share equal to the amount per share of dividends, if any, paid on the Common Stock and no more.

Dividends on each share of Class A Preferred Stock shall be cumulative from the date of original issue of such share and shall be payable, when and as declared by the Board of Directors of the corporation, provided, that any dividend required to be paid pursuant to clause (y) of the preceding paragraph shall be paid simultaneously with the corresponding dividend on the Common Stock. Each such dividend shall be paid to the holders of record as they appear on the stock register of the corporation on such record date as shall be fixed by the Board of Directors of the corporation.

Liquidation Rights.  Upon the dissolution, liquidation or winding up of the corporation, (i) the holders of Class A Preferred Stock shares shall be entitled to receive and to be paid out of the assets of the corporation available for distribution to its stockholders, before any payment to holders of Common Stock pursuant to clause (ii) below, the amount per share equal to the stated value of such share when originally issued, plus a sum equal to all dividends on such shares accrued and unpaid thereon to the date of final distribution, and thereafter (ii) the holders of Common Stock shall be entitled to receive and to be paid out of the assets of the corporation available for distribution to its stockholders the amount per share equal to the par value of such share when originally issued.

After the payment to the holders of Class A Preferred Stock and the payment to the holders of Common Stock of the full amounts set forth above, the holders of Class A Preferred Stock shall share the remaining assets of the corporation with the holders of Common Stock, with each share of Class A Preferred Stock being entitled to receive the same amount as is distributed in respect of each share of Common Stock.

In the event the assets of the corporation available for distribution to the holders of the shares of Class A Preferred Stock upon any dissolution, liquidation or winding up of the corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled, such assets of the corporation available for distribution shall be distributed ratably to the holders of all outstanding shares of Class A Preferred Stock and all such other shares of the corporation ranking pari passu in proportion to the amounts to which they shall be respectively entitled.

Neither the sale, lease or exchange (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the corporation nor the merger or consolidation of the corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section.

Redemption. The shares of Class A Preferred Stock shall not be subject to redemption at the election of the corporation, except that any affiliate of the corporation may at any time or from time to time purchase shares of the Class A Preferred Stock pursuant to the terms of the corporation’s stock option plan in effect on such date of redemption or pursuant to any other agreement between the holder of the shares and the corporation or such affiliate for the price specified in such plan or agreement.

Conversion.  The holders of the shares of the Class A Preferred Stock shall have no right to convert such shares into shares of any other class or series of capital stock of the corporation.

Voting Rights.  The number of authorized shares of Class A Preferred Stock may be increased or decreased by the affirmative vote of a majority of stock of the corporation. Except as provided in the previous sentence or otherwise required by law, the holder of the Class A Preferred Stock shall not have the right to vote on any matters.  If entitled to vote, the Class A Preferred Stock shall vote as a class with the common stock of the corporation with each share of Class A Preferred Stock having one hundredth (1/100th) of a vote per share.

Ranking.  Except as otherwise set forth in this paragraph 5, the Class A Preferred Stock shall be deemed to rank pari passu with the common stock of the corporation.

6.             The corporation is to have perpetual existence.

7.             In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the by-laws of the corporation.

8.             Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

9.             A director or officer of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended.  No amendment, modification or repeal of this Article 9 shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

IN WITNESS WHEREOF, Continental PET Technologies, Inc. has caused this certificate to be signed by Gerard J. Kerins, its President, and attested by Richard L. Croiter, its Assistant Secretary, on the 31st day of March, 1994.

CONTINENTAL PET TECHNOLOGIES, INC.

	By	/s/ Gerard J. Kerins

Attest:

/s/ Richard L. Croiter